Exhibit 3.1

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COGENT COMMUNICATIONS GROUP, INC.

Pursuant to Sections 228, 242 and 245 of the
General Corporation Law of the State of Delaware

(Originally incorporated under the same name on December 12, 2000)

Cogent Communications Group, Inc., (the “Corporation”), a corporation organized and existing under, and by virtue, of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), DOES HEREBY CERTIFY AS FOLLOWS:

1.                                       That the name of the Corporation is Cogent Communications Group, Inc.

2.                                       That on February 18, 2005 the Board of Directors duly adopted resolutions proposing to amend and restate the certificate of incorporation of this Corporation, declaring said amendment and restatement to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the approval of the stockholders therefor.

3.                                       That in lieu of a meeting and vote of stockholders, consents in writing have been signed by holders of outstanding stock having not less than the minimum number of votes that is necessary to consent to this amendment and restatement, and, if required, prompt notice of such action shall be given in accordance with the provisions of Section 228 of the General Corporation Law.

4.                                       This Fifth Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

5.                                       This Fifth Amended and Restated Certificate of Incorporation shall be effective as of 12:01 a.m. Eastern Time on March 24, 2005

The text of the Corporation’s certificate of incorporation is amended and restated in its entirety as follows:

ARTICLE 1. NAME.

The name of the Corporation is Cogent Communications Group, Inc.

ARTICLE 2. REGISTERED OFFICE AND AGENT.

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, 19808, Delaware. The name of its registered agent at such address is Corporation Service Company.

ARTICLE 3. PURPOSE.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE 4. CAPITAL STOCK.

A.                                    Authorized Shares.  Effective as of 12:01 a.m. Eastern Time on March 24, 2005, (the “Reverse Split Effective Time”), there shall be a twenty (20) into one (1) reverse stock split of the

Corporation’s Common Stock, whereby every twenty (20) shares of the Corporation’s Common Stock, par value $.001 per share, issued and outstanding immediately prior to the Reverse Split Effective Time shall be combined into one (1) share of Common Stock, par value $.001 per share.

The total number of shares of capital stock of all classes that the Corporation will have the authority to issue is seventy five million ten thousand (75,010,000) shares, of which: (i) seventy five million (75,000,000) shares, of a par value of $.001 per share, shall be of a class designated “Common Stock”; and (ii) ten thousand (10,000) shares, of a par value of $.001 per share, of authorized but unissued Preferred Stock.

The authorized but unissued Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title prior to the issue of any shares thereof. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption including sinking fund provisions, if any, the redemption price or prices, the liquidation preferences, any other qualifications, limitations, or restrictions thereof, of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Except as otherwise set forth in a certificate designating any authorized but unissued Preferred Stock (such certificate, a “Certificate of Designation”), the designations, preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Preferred Stock and the Common Stock shall be as follows:

B.                                    Preferred Stock.  Except as otherwise required by the General Corporation Law or as provided in the Certificate of Designation relating to such series of Preferred Stock, shares of Preferred Stock shall be voted together with the shares of the Common Stock without distinction as to class or series at each annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, upon the following basis: each holder of a share of Preferred Stock will be entitled to one vote for each share of Common Stock such holder of Preferred Stock would receive upon conversion of such share of Preferred Stock held by such stockholder into Common Stock. Such determination shall be made with (1) respect to a meeting of the stockholders of the Corporation on the record date fixed for meeting, or (2) with respect to a written consent of the stockholders of the Corporation, on the effective date of such written consent.

C.                                    Common Stock.

1.  Prior Rights of Preferred Stock.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of any series of Preferred Stock as may be issued in accordance with the provisions hereof.

2.  Voting Rights.  The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting.

3.  Dividends.  Subject to the rights of any series of Preferred Stock set forth in a certificate of designation, dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

4.  Increases or Decreases.  Subject to the rights of any series of Preferred Stock set forth in a certificate of designation, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding or reserved for conversion of the then outstanding Preferred Stock) by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation (voting together on an as-if converted basis).

ARTICLE 5. COMPROMISE OR ARRANGEMENT WITH CREDITORS.

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application had been made, be binding on all the creditors or class of creditor, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE 6. DIRECTORS LIABILITY; INDEMNIFICATION.

A.                                    Indemnification.  The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who, at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), for actions taken in such person’s capacity as such a director, officer, employee or agent, and then only to the extent such person is not indemnified for such actions by such other corporation, partnership, joint venture, trust or other enterprise; provided, however, that except with respect to proceedings to enforce rights to indemnification, the by-laws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and condition and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

B.                                    Limitation of Liability.  No director of this Corporation shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 or successor provisions of the General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission if such elimination or limitation is prohibited by the General Corporation Law. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

C.                                    Prospective Amendment.  Any repeal or modification of this Article 6 shall be prospective and shall not affect the rights under this Article 6 in effect at the time of the alleged occurrence of any act or Omission to act giving rise to liability or indemnification.

Executed in the name of the Corporation by its Chief Executive Officer and Chairman of the Board, who declares, affirms, acknowledges and certifies under penalties of perjury, that this is his free act and deed and the facts stated herein are true.

Dated: March 18, 2005

COGENT COMMUNICATIONS GROUP, INC.

/s/ David Schaeffer
David Schaeffer
Chairman and Chief Executive Officer